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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225397

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share (the "Common Stock")	6,900,000	$30.30	$209,070,000	$27,137.29

(1)
Includes 900,000 shares of Common Stock that the underwriter has the option to purchase from the selling stockholder pursuant to its option to purchase additional shares of Common Stock to cover over-allotments.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, and relates to the registration statement on Form S-3 (File No. 333-225397) filed on June 1, 2018.

Prospectus Supplement
(To Prospectus dated June 1, 2018)

6,000,000 Shares

Common Stock

The selling stockholder, MP Thrift Investments L.P., is offering 6,000,000 shares of common stock of Flagstar Bancorp, Inc. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol "FBC." The last reported sale price of our common stock on the New York Stock Exchange on August 7, 2020 was $32.83 per share.

Investing in our common stock involves risk. See "Risk Factors" beginning on page S-4 of this prospectus supplement and the risk factors described in the documents that we file with the Securities and Exchange Commission that are incorporated herein by reference for a discussion of certain risks you should consider before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of our common stock that you purchase in this offering are not savings accounts, deposits or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other government agency or instrumentality.

	Per Share	Total

Public offering price	$30.30	$181,800,000

Underwriting discount and commissions	$0.25	$1,500,000

Proceeds, before expenses, to the selling stockholder	$30.05	$180,300,000

The selling stockholder has granted the underwriter an option to purchase up to an additional 900,000 shares of our common stock at the price per share set forth above, within 30 days from the date of this prospectus supplement.

The underwriter expects to deliver the shares against payment on or about August 12, 2020.

Morgan Stanley

Prospectus Supplement, dated August 10, 2020

Prospectus Supplement

        Unless we state otherwise or the context otherwise requires, references in this prospectus supplement to:

  •
  "we," "our," "us," "Flagstar," and the "Company" refer to Flagstar Bancorp, Inc., a Michigan corporation, and its consolidated subsidiaries, which includes Flagstar Bank, FSB, and references to "Flagstar Bancorp, Inc." refer to Flagstar Bancorp, Inc. on a standalone basis;

  •
  our "bank" and "Flagstar Bank" refer to Flagstar Bank, FSB, a federally chartered stock savings bank;

  •
  the "selling stockholder" or "MP Thrift" refers to MP Thrift Investments L.P., a Delaware limited partnership, that beneficially owns approximately 36.2% of our outstanding shares of common stock as of the date of this prospectus supplement; and

  •
  the "Federal Reserve" refers to the Board of Governors of the Federal Reserve System.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, dated June 1, 2018, gives more general information about the securities that we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer," as defined in Rule 405 under the Securities Act of 1933 (the "Securities Act"), using the SEC's shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein and therein as described under the headings "Incorporation of Certain Information by Reference" in this prospectus supplement and the accompanying prospectus.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. The information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        None of Flagstar, the selling stockholder or the underwriter have authorized anyone to provide you with different or additional information from that contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared. The selling stockholder and the underwriter are offering to sell our common stock, and seeking offers to buy our common stock, only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling stockholder or the underwriter, to subscribe for and purchase any of our securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference into this prospectus supplement or the accompanying prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

        A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in "Risk Factors" in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2019 (our "2019 Annual Report") and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, each of which is incorporated by reference herein, and include the following: current and future economic and market conditions; changes in interest rates; changes in the method of determining the London Inter-Bank Offered Rate ("LIBOR"), or the replacement of LIBOR with an alternative reference rate; rising interest rates and adverse changes in mortgage market conditions; an inability to effectively manage our Mortgage Servicing Rights ("MSR") concentration risk, which could impact our Common Equity Tier 1 ratio under the Federal Reserve's risk-based capital requirements; imperfect estimates that could impact the adequacy of our allowance for loan and lease losses; the geographic concentration of our loans held-for-investments, including in California, Michigan, and Florida; the magnitude and duration of the novel coronavirus ("COVID-19") pandemic on us, our customers, counterparties, employees and third-party service providers and its impact on the global economy and financial market conditions and our business, financial condition and results of operations; our access to sources of liquidity and capital to address our liquidity needs; dependency on Federal National Mortgage Association ("Fannie Mae") and Federal Home Loan Mortgage Corporation ("Freddie Mac") to sell mortgage loans; changes in the Fannie Mae or Freddie Mac servicing, origination, or underwriting guidelines or criteria; adverse effect on earnings from increases in deposit insurance premiums and special Federal Deposit Insurance Corporation (the "FDIC") assessments; integration challenges associated with mergers and acquisitions; our inability to achieve anticipated benefits of any such merger or acquisition in a timely manner or at all; a failure of our, or our key third-party vendors or service providers' information technology systems and resulting operational losses and damage to our reputation; operational risks due to the high volume and the high dollar value of transactions we process; loss of market share to our competitors if we are not able to respond to technological changes and introduce new products and services; cybersecurity attacks or other compromise to customers' personally identifiable information; our termination as a servicer or subservicer or the incurrence of costs if we fail to satisfy our servicing obligations, including with respect to mortgage loan foreclosure actions; requirements to repurchase mortgage loans, pay fees or indemnify buyers against losses; reliance on third-party mortgage originators, which subjects us to strategic, reputational, compliance and operational risk; MP Thrift's ownership of our common stock and future issuances of our common stock in the public market, or as a result of actions taken by MP Thrift; various legal and regulatory investigations and proceedings; losses of certain personnel, including key members of our management team; and damage to our reputation from any of the factors described above or otherwise.

S-iii

        The foregoing factors should not be considered an exhaustive list and should be read together with the other cautionary statements included in our 2019 Annual Report, which is incorporated by reference herein. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

S-iv

 USE OF NON-GAAP FINANCIAL MEASURES

        In addition to results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), this prospectus supplement includes non-GAAP financial measures, such as tangible book value per share, tangible common equity to assets ratio, return on average tangible equity, adjusted return on average tangible equity, adjusted return on average assets, adjusted held-for-investment ("HFI") loan-to-deposit ratio, adjusted noninterest income, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, and adjusted basic and diluted earnings per share. We believe these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements we will face in the future and our underlying performance and trends.

        Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Our method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation, or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

        Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found under the heading "Summary—Recent Developments—Non-GAAP Reconciliation" in this prospectus supplement.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should also read this prospectus supplement and the accompanying prospectus, including "Risk Factors," and the documents incorporated by reference, which are described under "Incorporation of Certain Information by Reference" in this prospectus supplement.

Flagstar Bancorp, Inc.

        We are a savings and loan holding company founded in 1993. Our business is primarily conducted through our principal subsidiary, Flagstar Bank, a federally chartered stock savings bank founded in 1987. We provide commercial and consumer banking services and we are the 6th largest bank mortgage originator in the nation and the 6th largest subservicer of mortgage loans nationwide. Our operations are conducted through three operating segments: community banking, mortgage originations and mortgage servicing. At June 30, 2020, we had 4,641 full-time equivalent employees. Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "FBC."

        Our relationship-based business model leverages our full-service bank's capabilities and our national mortgage platform to create and build financial solutions for our customers. At June 30, 2020, we operated 160 full-service banking branches that offer a full set of banking products to consumer, commercial, and government customers. Our banking footprint spans Michigan, Indiana, California, Wisconsin, Ohio and contiguous states.

        We originate mortgages through a network of brokers and correspondents in all 50 states and our own loan officers, which includes our direct lending team, from 89 retail locations in 28 states and three call centers. We are also a leading national servicer of mortgage loans and provide complementary ancillary offerings including MSR lending, servicing advance lending and MSR recapture services.

THE OFFERING

        This summary should be read together with this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus, which are described under "Incorporation of Certain Information by Reference," including the section entitled "Risk Factors" below and "Item 1A. Risk Factors" of our 2019 Annual Report and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

Common stock offered by the selling stockholder in this offering	6,000,000 shares.
Option to purchase additional shares of common stock from the selling stockholder	900,000 shares.
Common stock to be outstanding immediately after this offering(1)	56,943,979 shares.
Common stock owned by the selling stockholder immediately after this offering

Following the completion of the offering, the selling stockholder will beneficially own approximately 25.6% of our outstanding common stock (or approximately 24.1% if the underwriter's option to purchase up to 900,000 additional shares of common stock from the selling stockholder is exercised in full).

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being sold in this offering. All of the shares in this offering are being sold by the selling stockholder.
Voting rights

Each holder of our common stock will be entitled to one vote per share on all matters on which our stockholders generally are entitled to vote. See "Description of Common Stock" in the accompanying prospectus.

Dividend policy

We did not declare or pay dividends on our common stock during the period from the fourth quarter of 2007 through January 2019. We declared and paid a cash dividend of $0.05 per share during each of the first and second quarters of 2020. These dividends may not be indicative of the amount of any future dividends. The declaration and payment of future dividends, if any, will be considered by our board of directors in its discretion and will depend on a number of factors, including our financial condition, liquidity, earnings, regulatory constraint
s, corporate law and prospective earnings. See "Dividend Policy and Dividends" for more information.

Listing	Our common stock is listed on the NYSE.
Ticker symbol	"FBC."

Risk Factors

Investing in our common stock involves significant risks. You should carefully consider all of the information contained, or incorporated by reference, in this prospectus supplement prior to investing in shares of our common stock. In particular, we urge you to carefully consider the information contained in the "Risk Factors" section beginning on page S-11 of this prospectus supplement and in our reports filed with the SEC.

(1)
The number of shares of our common stock to be outstanding immediately after this offering is based on 56,943,979 shares of our common stock outstanding as of June 30, 2020, and excludes approximately 2,268,727 shares of our common stock reserved for issuance under our equity incentive and employee stock purchase plans.

        Unless we specifically state otherwise, the information in this prospectus supplement assumes no exercise of the underwriter's option to purchase additional shares of our common stock from the selling stockholder.

RISK FACTORS

        Investing in our common stock involves a significant degree of risk and uncertainty. Before investing in our common stock, you should carefully consider the risks and uncertainties described below and in our 2019 Annual Report and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Any of such risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition or results of operations. As a result, the trading price of our common stock could decline, and you could lose some or all of your investment.

Risks Related to COVID-19

         Adverse Economic Conditions

        We are currently in the midst of a health crisis as a result of COVID-19. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. In addition, the pandemic has resulted in temporary or permanent closures of many businesses and the institution of social distancing and sheltering in place requirements in many states and communities. Some states and communities have re-opened and may be at risk of restrictions again in the future. As a result, the demand for our products and services may be significantly negatively impacted. Our ongoing response to COVID-19, including standing up new programs specified in the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act"), such as the Paycheck Protection Program ("PPP"), and our long-term effectiveness while working remotely, could have a significant, lasting impact on our operations, financial condition and reputation. The extent to which COVID-19 impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response to the pandemic.

        The bank has instituted a work-from-home policy for all staff that are able to work remotely. Working remotely creates new challenges and the pace of change required to address government programs and forbearance increases the risk of internal control failure. In addition, consumers affected by the changed economic and market conditions as a result of a pandemic may continue to demonstrate changed behavior even after the crisis is over, including decreases in discretionary spending on a permanent or long-term basis. While almost all of our lobbies have re-opened, we have enhanced our cleaning protocols, installed plexiglass shields, and we require that our employees wear face protection. This change in business could also result in changes in consumer behavior for which we may not be prepared.

        The response to the pandemic resulted in a strong contraction in our economy, increased market volatility and uncertainty in our capital markets, most notably impacting workers and small businesses. The economic health of these businesses may depend upon the fiscal assistance provided by the CARES Act or future acts taken by Congress. The CARES Act is the largest deployment of capital ever authorized by Congress with several provisions designed to ensure banks are able to provide assistance and relief to consumers and businesses. Although government intervention is intended to mitigate economic uncertainties, these programs may not be broad or specific enough to mitigate the economic risks of COVID-19, which may lead to adverse results.

        Additionally, the CARES Act was passed quickly and regulators rapidly issued clarifying guidance and operationalized certain programs, such as the PPP. As a result, there is risk that there are subsequent interpretations of guidance or aggressive assertions of wrongdoing in regards to laws, regulations or applications of guidance which could cause an adverse impact to our financial results or our internal controls. We also face an increased risk of client disputes, litigation and governmental and regulatory scrutiny as a result of the effects of COVID-19 on economic and market conditions.

        The adverse economic conditions will have an impact on our customers. Many of these customers have and may continue to experience unemployment and a loss of revenue, leading to a lack of cash flows. As a result of these lower cash flows, our customers are drawing on the lines of credit we have extended to them and withdrawing their deposits from the Bank. Both of these actions could have an adverse impact on our liquidity position. Additionally, the ability of our borrowers to make payments timely on outstanding loans, the value of collateral securing those loans, and demand for loans and other products and services that we offer have and may continue to be adversely impacted by COVID-19. Until the effects of the pandemic subside, we expect continued draws on lines of credit, reduced revenues in our businesses, and increased loan defaults and losses.

        Even after the pandemic subsides, the U.S. economy may continue to experience a recession, and we anticipate our business would be materially and adversely affected by a prolonged recession in the U.S.

         Interest Rates

        In response to COVID-19, the Federal Reserve reduced the Federal Funds Rate to zero percent in March 2020. The outlook for the remainder of 2020 is uncertain, and there is a possibility that the Federal Reserve keeps interest rates low or even uses negative interest rates if economic conditions warrant. Although many of our commercial loans have floors, approximately half of our revenue is tied to interest rates, and an extended period of operations in a zero- or negative-rate environment could negatively impact profitability.

        In addition, the Federal Reserve initiated new quantitative easing programs, buying securities at various points in time, resulting in disruptions to the mortgage-backed securities market. There is a risk that the Federal Reserve may take additional actions in the future or elect to stop their current actions which could disrupt the market and have an adverse impact on our mortgage gain on sale or other financial results. Further, the impact of these actions has caused the financial instruments we use to manage our interest rate and market risks to be less effective at times, which, in turn, could have a material, adverse impact on our operations and financial condition.

        There has also been disruption in the market for mortgage backed securities resulting from overall low level of rates across the yield curve, the high level of volatility of interest rates, and the financial weakness of some traditional buyers of mortgage servicing rights. This has caused uncertainty with respect to our ability to sell mortgage servicing rights. At June 30, 2020, we had $261 million of mortgage servicing rights which equated to 14.6 percent of common equity tier one capital. Should the level of mortgage servicing rights exceed 25 percent of common equity tier one capital, we are required to deduct the excess in determining our regulatory capital levels. If we have the inability to sell mortgage servicing rights on a timely basis, there could be negative impacts to our regulatory capital or an impact on our pricing for mortgage loans which could negatively impact our mortgage origination business and our financial condition.

         Customer and Lending Relief Actions

        As a result of recent federal legislation, we are required to provide mortgage forbearances to individuals with single-family, federally backed mortgages, such as those that we service which underlie our mortgage servicing rights, due to COVID-19 related difficulties. In addition, we waived fees for an extended time period as customers deal with the crisis, which we may continue to do in the future. This could result in a reduction in servicing fee income and a higher cost to service as customers do not pay their mortgages and we cover their payments for a temporary time period until the investors make us whole. Additionally, MSR transactions customarily contain early payment default provisions. If a customer requests forbearance on the residential mortgage loans underlying the MSRs we have sold, generally within 90 days following the sale, we may be contractually obligated to refund the purchase price of the MSR or pay a fee to the purchaser. Furthermore, we have provided forbearance to certain of our commercial customers. The result of these actions could result in financial, operational, credit and compliance risk as we navigate government requirements and our ability to modify our systems to account for these changes while maintaining an adequate internal control structure.

        The following table details borrowers currently participating in a forbearance program:

			Forbearance Requested
	Total Population		Borrowers making April, May and June Payments		Remaining Borrowers
	Unpaid Principal Balance(1)	Number of accounts	Unpaid rincipal Balance(1)	Number of accounts	Unpaid Principal Balance(1)	Number of accounts	Percent of UPB	Percent of Accounts
	(Dollars in millions)
Loan servicing
Subserviced for others(2)	$174,384	854,216	$7,145	32,403	$13,808	59,692	12.0%	10.8%
Serviced for others	29,979	123,256	1,261	5,058	3,018	11,661	14.3%	13.6%
Serviced for own loan portfolio(3)	9,211	64,142	237	1,895	473	1,850	7.7%	5.8%

Total loans serviced	$213,574	1,041,614	$8,643	39,356	$17,299	73,203	12.1%	10.8%

(1)
UPB, net of write downs, does not include premiums or discounts.

(2)
Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs. Includes repossessed assets.

(3)
Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

        Our application of forbearance, any loan payment deferrals that we grant, the servicing advances we are required to make and any escrow advances we are required to make while a loan is in forbearance could result in us carrying significant asset balances. This could result in a reduction in our liquidity and cause a reduction in our capital ratios. The combination of these impacts along with other impacts, could cause us to not have sufficient liquidity or capital.

        We also have a concentration of customers in the mortgage finance business. We make warehouse and MSR loans to these customers, and often originate through them in the correspondent channel of our mortgage originations business. The implications of federally mandated forbearance is expected to have a detrimental impact on the liquidity position of these companies that may have already been experiencing financial stress. It is not clear what, if any, programs will be available to these customers to provide liquidity. As a consequence, some of these companies could fail. A failure of one of our customers could be a loss of mortgage origination volume and could also lead to credit losses, should the collateral underlying their loans prove insufficient to repay the amount of the loan outstanding.

        Furthermore, we are not aging receivables for customers who have been granted a payment holiday, payment deferral or forbearance. Therefore, there is a risk that subsequently, customers may still be unable to make their payments, resulting in delinquencies at a higher rate than what is typical and a higher percentage of loans in nonaccrual status. Additionally, for consumer loans, current payments typically provide the primary evidence of a borrower's ability and intent to repay the loan. Therefore, during the forbearance, deferral or payment holiday period, we may not be able to discern which loans can be repaid and which require timely action to manage the potential for loss to a lower level. Consequently, when a borrower is unable to repay the loan, our losses could be higher than we have experienced in the past. In addition, newly originated or acquired mortgage loans could potentially request forbearance prior to us selling the loan, resulting in a higher carrying cost for us as we may not be able to sell them into the market at all or at prices we would accept.

         Allowance for Credit Losses

        Our allowance for credit losses ("ACL"), which reflects our estimate of lifetime losses inherent in the loans held-for-investment portfolio and our reserve for unfunded commitment, may not be sufficient to cover actual credit losses. We have loan exposures to industries that have been impacted more severely by COVID-19 including:

As of June 30, 2020
Loan Exposure
(Dollars in millions)
Automotive	$155
Leisure & Entertainment	$121
Healthcare	$40
Retail	$311
Hotel	$234
Senior Housing	$146

        Our ACL calculations include a forecast for a reasonable and supportable time period. We utilized the Moody's June scenarios in our forecast: a growth forecast, weighted at 30 percent; a baseline forecast, weighted at 40 percent; and an adverse forecast, weighted at 30 percent. The resulting composite forecast for Q2 2020 was worse than the scenario used in the first quarter of 2020. Unemployment ends the year at 10% and recovers only slightly in 2021. GDP recovers only slightly by the end of the year from current levels and does not return to the pre-COVID level until mid-2022. HPI decreases 2% from early 2020 through 2021. Changing economic conditions could cause a material difference in future forecasts used in our calculations. If actual results differ materially from the forecast used in our calculations, our credit loss provision may increase and our ACL may not be sufficient to cover losses sustained, particularly for the impacted industries. The current pandemic has resulted in the environment changing rapidly which increases the risk of inaccurate forecasts because they depend upon significant judgments and estimates, which can be even more challenging in an environment of uncertainty. The calculation for ACL is complex and the associated risk, could impact our results of operations and may place stress on our internal controls over financial reporting.

         Cybersecurity Risk

        The COVID-19 pandemic has resulted in the Bank instituting a work-from-home policy for all staff that are able to work remotely. This exposes us to increased cybersecurity risk. Increased levels of remote access may create additional opportunities for cyber criminals to exploit vulnerabilities. We have observed an increase in attempted malicious activity from third parties directed at the Bank and employees may be more susceptible to phishing and social engineering attempts due to increased stress caused by the crisis and from balancing family and work responsibilities at home, such as attempts to obtain personally identifiable information. Cybercriminals may be opportunistic about fears about COVID-19 and the higher number of people accessing the network remotely, by including malware in emails that appear to include documents providing legitimate information for protecting oneself from COVID-19. The Bank may also be exposed to this risk if the operations of any of its vendors that provide critical services to the Bank are adversely impacted by cyberattacks. Furthermore, with the increased use of virtual private network ("VPN") servers, there is a risk of security misconfiguration in VPNs resulting in exposing sensitive information to the internet. A significant and sustained malware or other cybersecurity attack targeted at the Bank or any of its vendors that provide critical services to the Bank could have a material adverse impact on our ability to conduct our overall operations and on our financial condition.

         Loss or Extended Absence of Key Personnel

        We are and will continue to be dependent upon our management team and other key personnel. Losing the services of one or more key members of our management team or other key personnel could adversely affect our operations. In addition, COVID-19 increases the risk that certain senior executive officers or a member of the board of directors could become ill, causing them to be incapacitated or otherwise unable to perform their duties for an extended absence. Furthermore, because of the nature of the disease, multiple people working in close proximity could also become ill simultaneously which could result in the same department having extended absences. This could negatively impact the efficiency and effectiveness of processes and internal controls throughout the Bank.

         Other Risks

        In addition to the foregoing, the continued impact of COVID-19 could further heighten many of the risks and uncertainties described below and in our 2019 Annual Report and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

Risks Related to Ownership of Our Common Stock

         Our stock price may be volatile, and you could lose part or all of your investment as a result.

        Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price may fluctuate significantly in response to a variety of factors including, among other things:

  •
  actual or anticipated variations in our quarterly results of operations;

  •
  changes in economic or business conditions;

  •
  the effects of, and changes in, trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve;

  •
  publications of research reports about us, our competitors, or the financial services industry generally, or changes in, or failure to meet, estimates made by securities analysts or rating agencies of our financial and operating performance, or lack of research reports by analysts or ceasing of coverage;

  •
  operating and stock price performance of other companies that investors deem comparable to us;

  •
  news reports relating to trends, concerns and other issues in the financial services industry;

  •
  perceptions in the marketplace regarding us, our competitors or other financial institutions;

  •
  future sales of our common stock;

  •
  additions or departures of key personnel;

  •
  new technology used, or services offered, by competitors;

  •
  changes in accounting principles, policies and guidelines;

  •
  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

  •
  changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws and regulations;

  •
  new or ongoing litigation and governmental investigations and proceedings, including any changes to governmental policy as a result of a change in administration;

  •
  the potential impact of COVID-19 on our business, results of operations, liquidity, and operations and our ability to mitigate those potential impacts;

  •
  geopolitical conditions, such as acts or threats of terrorism, pandemics or military conflicts; and

  •
  other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

        The stock market and, in particular, the market for financial institution stocks, has experienced substantial fluctuations in recent years, which in many cases have been unrelated to the operating performance and prospects of particular companies. In addition, significant fluctuations in the trading volume in our common stock may cause significant price variations to occur. Increased market volatility may materially and adversely affect the market price of our common stock, which could make it difficult to sell your shares at the volume, prices and times desired.

         MP Thrift will continue to have significant control over us following the completion of this offering, and its interests may conflict with ours or yours in the future.

        MP Thrift beneficially owns approximately 36.2% of our outstanding common stock prior to this offering. As a result, MP Thrift has significant control over us. Following the completion of this offering, MP Thrift will beneficially own approximately 25.6% of our common stock (or 24.1% if the underwriter's option to purchase up to 900,000 additional shares of our common stock is exercised in full). As a result, MP Thrift will retain substantial influence over our management and affairs. MP Thrift's degree of control over us will depend on, among other things, its level of beneficial ownership of our common stock and its ability to exercise certain rights under the terms of the Investment Agreement, dated December 17, 2008 (the "Investment Agreement"), that we entered into with MP Thrift in connection with MP Thrift's initial investment in Flagstar. Under the terms of the Investment Agreement, MP Thrift is entitled to designate nominees for election to our board of directors, make certain appointments to the nominating/corporate governance committee of our board and appoint two non-voting observers to the board of directors. Pursuant to the Investment Agreement, until it no longer holds at least 10% of the voting power in the Company, MP Thrift will have the right to designate as nominees such number of directors to serve on our board of directors in proportion to the total voting power of voting stock beneficially owned by MP Thrift.

        MP Thrift's concentration of voting power could deprive stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of the Company, and could affect the market price of our common stock. In addition, MP Thrift's interests may differ from our interests or those of our other stockholders, and MP Thrift may affect the management of our business or may not exercise its voting power or consent rights in a manner favorable to our other stockholders.

         Future sales of our common stock, including future sales by MP Thrift, could impact our stock price.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the public market, including sales by MP Thrift, or from the perception that such sales could occur. Pursuant to the Investment Agreement, we have granted MP Thrift registration rights for the resale of the shares of our common stock and have filed a registration statement to facilitate potential future sales of shares by them. Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, also may make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

        In addition, future sales or issuances of our common stock could result in dilution to our stockholders and affect the market price of our common stock. We cannot predict the size of future issuances or sales of our common stock or the effect, if any, that future issuances or sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

         Our board of directors is subject to restrictions on its ability to declare dividends on the common stock

        Our ability to declare and pay dividends on our stock is subject to numerous limitations applicable to savings and loan holding companies under federal banking laws, regulations and policies and dividends are payable only if declared by our board of directors. Under Michigan law, we are prohibited from paying dividends on our capital stock if, after giving effect to the dividend, (i) we would not be able to pay our debts as they become due in the usual course of business or (ii) our total assets would be less than the sum of our total liabilities plus the preferential rights upon dissolution of stockholders with preferential rights on dissolution which are superior to those receiving the dividend. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. See "Dividend Policy and Dividends."

         Anti-takeover provisions in our amended and restated articles of incorporation and by-laws and Michigan law, as well as restrictions on ownership of our capital stock in applicable federal banking laws, regulations and policies, could make a third-party acquisition of us difficult.

        Our amended and restated articles of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire us (even if doing so would be beneficial to our stockholders) and for holders of our common stock to receive any related takeover premium for their common stock. We are also subject to certain provisions of Michigan law that could delay, deter or prevent a change in control of us.

        In addition, there are substantial regulatory limitations on changes of control of savings and loan holding companies and federal savings associations. Any company that acquires control of a savings association for purposes of the Home Owners' Loan Act becomes a "savings and loan holding company" subject to registration, examination and regulation by the Federal Reserve. "Control," as defined under federal banking regulations, includes ownership or control of shares, or holding irrevocable proxies (or a combination thereof), representing 25% or more of any class of voting stock, control in any manner of the election of a majority of the institution's directors, or a determination by the Federal Reserve that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Further, an acquisition of 10% or more of our common stock creates a rebuttable presumption of "control" under federal banking regulations, which may require prior notice to the Federal Reserve. Any acquisition of "control" of the Company, or the acquisition by another depository institution holding company of more than 5% of the voting shares of the Company, may require the prior approval of the Federal Reserve.

        These provisions could limit the price that investors or potential acquirers might be willing to pay in the future for shares of our common stock.

         If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of the Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock being sold in this offering, including from the sale of any shares pursuant to the underwriter's option to purchase additional shares. All of the shares in this offering are being sold by the selling stockholder. See "The Selling Stockholder." All proceeds from the sale of these shares will be received by the selling stockholder. We will bear all expenses, including certain of the selling stockholder's expenses.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table summarizes certain selected financial data of the Company for the periods presented. The selected historical financial data as of and for the six months ended June 30, 2020 and 2019 have been derived from our unaudited interim consolidated financial statements, which are incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2020 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2020. The selected historical financial data as of and for the years ended December 31, 2019, 2018 and 2017 have been derived from our audited consolidated financial statements and are incorporated by reference in this prospectus supplement.

        You should read the following information, together with the "Recent Developments" section of this prospectus supplement, the "Risk Factors" section included in this prospectus supplement and in our reports filed with the SEC and the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as the information contained under the caption entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our

Quarterly Report on Form 10-Q for the period ended June 30, 2020 and our 2019 Annual Report, which have been filed with the SEC and are incorporated herein by reference.

	As of and for the six months ended June 30,		As of and for the year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Dollars in millions, except share data and percentages)
Summary of Consolidated Statement of Operations Data
Net income	$161	$97	$218	$187	$63	$171	$158
Net interest income	316	264	562	497	390	323	287
Noninterest income	535	277	610	439	470	487	470
Noninterest expense	532	405	888	712	643	560	536
Provision for income taxes	42	22	48	45	148	87	82
Per Share Data:
Earnings (loss)
Basic	$2.85	$1.71	$3.85	$3.26	$1.11	$2.71	$2.27
Diluted	2.83	1.69	3.80	3.21	1.09	2.66	2.24
Book value per common share	34.62	29.31	31.57	27.19	24.40	23.50	22.33
Weighted average common shares outstanding
Basic	56,723,254	56,670,690	56,584,238	57,520,289	57,093,868	56,569,307	56,426,977
Diluted	57,156,815	57,322,513	57,238,978	58,322,950	58,178,343	57,597,667	57,164,523
Performance Ratios:
Return on average assets	1.30%	1.01%	1.05%	1.04%	0.40%	1.23%	1.32%
Return on average common equity	16.86	11.94	12.84	12.58	4.40	13.00	10.49
Return on average tangible common equity(1)	19.07	14.33	15.15	13.46	4.44	11.68	10.63
Common equity-to-assets ratio (average for the period)	7.18	8.19	7.68	8.47	8.27	9.50	9.20
Net interest margin	2.83	3.08	3.05	3.07	2.75	2.64	2.74
Efficiency ratio	62.5	74.8	75.8	76.0	74.8	69.2	70.9
Effective tax provision rate	20.6	18.7	18.1	19.4	70.1	33.7	34.2
Summary of Consolidated Statement of Financial Condition
Investment securities, available-for-sale	$2,348	$1,718	$2,116	$2,142	$1,853	$1,480	$1,294
Total loans held-for-investment(2)	14,808	11,655	12,129	9,088	7,713	6,065	6,352
Allowance for loan losses	(229)	(110)	(107)	(128)	(140)	(142)	(187)
Total assets	27,468	20,206	23,266	18,531	16,912	14,053	13,715
Total deposits	17,898	14,416	15,146	12,380	8,934	8,800	7,935
Total stockholders' equity	1,971	1,656	1,788	1,570	1,399	1,336	1,529
Capital Ratios (Flagstar Bancorp, Inc.):
Tier 1 leverage to adjusted average total assets	7.76%	7.86%	7.57%	8.29%	8.51%	8.88%	11.51%
Common equity Tier 1 capital to risk-weighted assets	9.11	9.08	9.32	10.54	11.50	13.06	14.09
Tier 1 capital to risk-weighted assets	10.33	10.73	10.83	12.54	13.63	15.12	18.98
Total capital to risk-weighted assets	11.32	11.51	11.52	13.63	14.90	16.41	20.28
Selected Statistics:
Mortgage rate lock commitments (fallout-adjusted)(3)	$25,000	$14,900	$32,322	$30,308	$32,527	$29,372	$25,511
Mortgage loans sold and securitized	20,400	14,000	30,330	32,076	32,493	32,033	26,307
Number of bank branches	160	160	160	160	99	99	99
Number of FTE employees	4,641	4,026	4,453	3,938	3,525	2,886	2,713

(1)
Excludes goodwill, intangible assets and the associated amortization, net of tax. See "Non-GAAP Financial Measures" in our Quarterly Report on Form 10-Q for the period ending June 30, 2020 for further information.

(2)
Includes nonaccrual loans. See "Note 4—Loans Held for Investment" in our Quarterly Report on Form 10-Q for the period ended June 30, 2020 for further information on nonaccrual loans.

(3)
Fallout adjusted refers to mortgage rate lock commitments, which are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

 DIVIDEND POLICY AND DIVIDENDS

        We did not declare or pay dividends on our common stock during the period from the fourth quarter of 2007 through January 2019. Commencing with the first quarter of 2019 we paid a dividend of $0.04 per share in each quarter during 2019.

        On January 10, 2020, Flagstar announced a first quarter 2020 dividend of $0.05 per share. The dividend was paid on March 16, 2020 to stockholders of record at the close of business on March 2, 2020.

        On April 28, 2020, Flagstar announced a second quarter 2020 dividend of $0.05 per share. The dividend was paid on June 15, 2020 to stockholders of record at the close of business on June 1, 2020.

        These dividends may not be indicative of the amount of any future dividends. The declaration and payment of future dividends, if any, will be considered by our board of directors in its discretion and will depend on a number of factors, including our financial condition, liquidity, earnings, regulatory constraints, corporate law and prospective earnings.

        As a Michigan corporation, we are subject to certain restrictions on dividends under the Michigan Business Corporation Act. Generally, Michigan law limits cash dividends if the corporation would not be able to pay its debts as they become due in the usual course of business after giving effect to the cash dividend or if the corporation's total assets would be less than the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

        Because we are a holding company and do not engage directly in other business activities of a material nature, our ability to pay dividends on our stock depends primarily upon our receipt of dividends from our bank, which constitutes a principal source of income for us, and the payment of which is subject to numerous limitations under federal banking laws, regulations and policies. The Office of the Comptroller of the Currency (the "OCC") and the Federal Reserve regulate all capital distributions made by our bank, directly or indirectly, to us, including dividend payments. Our bank must provide prior notice to the Federal Reserve to pay dividends to us, and must provide prior notice to or, in some cases, receive prior approval from the OCC to pay dividends to us if, after paying those dividends, our bank would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or if the dividends for the year exceed our net income for that year plus retained net income for the two previous years. Payment of dividends by our bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe and unsound banking practice. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividends if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, the federal bank regulatory agencies have issued policy statements providing that FDIC-insured depository institutions and their holding companies should generally pay dividends only out of their current operating earnings.

        Our senior notes, which are unsecured and rank equally and ratably with our unsecured senior indebtedness, are senior to our common stock, including the securities offered hereby. Payments of the distributions on the trust preferred securities issued by subsidiary trusts, which are wholly owned Connecticut or Delaware statutory trusts, are fully and unconditionally guaranteed by us. Our senior notes and the junior subordinated debentures that we have issued to our subsidiary trusts are senior to our shares of common stock, including the securities offered hereby. As a result, we must make required payments on our senior notes and the junior subordinated debentures before any dividends can be paid on our common stock or the securities offered hereby and, in the event of our bankruptcy, dissolution or liquidation, the interest and principal obligations under our senior notes and the junior subordinated debentures must be satisfied before any distributions can be made on our common stock or the securities offered hereby. We may defer the payment of interest on each of the junior subordinated debentures for a period not to exceed 20 consecutive quarters; provided that the deferral period does not extend beyond the stated

maturity. During such deferral period, distributions on the corresponding trust preferred securities will also be deferred and we may not pay cash dividends to the holders of shares of our common stock, including the securities offered hereby, or any preferred stock.

        The current and future dividend policy of our bank is also subject to the discretion of its board of directors. Our bank is not obligated to pay dividends to us. For additional information, see "Risk Factors—Market, Interest Rate, Credit and Liquidity Risk—We are a holding company and are, therefore, dependent on the bank for funding obligations" in "Item 1A. Risk Factors" of our 2019 Annual Report and in our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2020 and June 30, 2020, each of which is incorporated by reference into this prospectus supplement.

THE SELLING STOCKHOLDER

        The following table sets forth information with respect to (i) the beneficial ownership of the selling stockholder prior to this offering, (ii) the number of shares of common stock being offered by the selling stockholder hereby, assuming the underwriter does not exercise its option to purchase additional shares of our common stock and (iii) information with respect to shares of common stock to be beneficially owned by the selling stockholder after completion of this offering. The percentage of beneficial ownership of our common stock prior to this offering is based on 56,943,979 shares of common stock outstanding as of June 30, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Except as indicated in the footnotes to this table, we believe that the selling stockholder identified in the table below possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the selling stockholder.

	Shares of Common Stock Beneficially Owned Before the Completion of the Offering		Shares Being Sold by Stockholder in the Offering	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name and Address of the Selling Stockholder	Number of Shares	Percentage of Class	Number of Shares(1)	Number of Shares(1)	Percentage of Class(1)
MP Thrift Investments L.P.(2)	20,600,352	36.2%	6,000,000	14,600,352	25.6%

(1)
If the underwriter exercises its option to purchase up to 900,000 additional shares of our common stock from the selling stockholder in full, MP Thrift will beneficially own 13,700,352 shares, or 24.1%, of our common stock following the completion of this offering.

(2)
MP Thrift's investment decisions are controlled by its General Partner, MP (Thrift) Global Partners III LLC. The address of MP Thrift's registered office is c/o Intertrust Corporate Services Delaware Ltd., 200 Bellevue Parkway, Suite 210, Wilmington, Delaware 19809.

 U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

        This section summarizes the U.S. federal income and estate tax consequences of the ownership and disposition of shares of our common stock by a non-U.S. holder (as defined below). You are a "non-U.S. holder" if you are a beneficial owner of our common stock and you are, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from our common stock.

        This section assumes that our common stock is held as a capital asset and does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder or to non-U.S. holders who are subject to special rules, including, without limitation, banks, thrifts or other financial institutions; insurance companies; partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes; former U.S. citizens or residents; "controlled foreign corporations" or "passive foreign investment companies"; corporations that accumulate earnings to avoid U.S. federal income tax; brokers, dealers or traders in securities, commodities or currencies; tax-exempt organizations; tax-qualified retirement plans; qualified foreign pension funds; persons subject to the alternative minimum tax; persons that hold or receive shares of our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; persons that own, or are deemed to own, more than 5% of our outstanding common stock (except to the extent specifically set forth below); persons holding shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and persons deemed to sell shares of our common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, this discussion does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction, nor does this discussion address the Medicare tax on certain net investment income. This section is based on the tax laws of the United States, including the Code, existing and proposed U.S. Treasury regulations, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

        If a partnership holds the shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of our common stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in our common stock.

You should consult a tax advisor regarding the U.S. federal tax consequences of acquiring, holding and disposing of shares of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Distributions

        Distributions with respect to our common stock will generally be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of your adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in "Gain on Disposition of Common Stock."

        Except as described below, if you are a non-U.S. holder, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate as may be specified by an applicable income tax treaty. In addition, even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

  •
  a valid Internal Revenue Service ("IRS") Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

        If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any excess amounts withheld by filing a refund claim with the IRS.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends; provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

  •
  you are a non-U.S. person; and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

        "Effectively connected" dividends are taxed on a net income basis in the same manner as if you were a U.S. person.

        If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower applicable treaty rate.

Gain on Disposition of Common Stock

        If you are a non-U.S. holder, you generally will not be subject to U.S. federal income or withholding tax on gain that you recognize on a disposition of shares of our common stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business within the United States, and if required by an applicable income tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States;

  •
  you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

  •
  (i) we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes, (ii) so long as our common stock continues to be regularly traded on an established securities market, you held, directly or indirectly, at any time during the shorter of the five-year period ending on the date of disposition or your holding period, more than 5% of our common stock and (iii) you are not eligible for any treaty exemption.

        "Effectively connected" gains are taxed on a net income basis in the same manner as if you were a U.S. person. If you are a corporate non-U.S. holder, such "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower applicable treaty rate.

        We have not been, are not and do not anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes.

FATCA Withholding

        Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act ("FATCA"), and the U.S. Treasury regulations promulgated thereunder, a 30% withholding tax ("FATCA withholding") may be imposed on dividends in respect of shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and your country of residence (or the country of residence of the non-U.S. person receiving payments on your behalf) may modify the requirements described above. Similarly, dividends in respect of shares of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to FATCA withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we or the applicable withholding agent will in turn provide to the IRS. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Federal Estate Taxes

        Shares of our common stock held by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase and holding of shares of our common stock by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and (iii) entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each of the foregoing described in clauses (i), (ii) and (iii) referred to as a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a "Covered Plan") and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan. It is not intended that either we, the selling stockholder or the underwriter, or any of their respective affiliates will be a fiduciary to any Plan with respect to its investment in our common stock. In considering an investment in our common stock with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan, including, without limitation, as applicable, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving the Covered Plan's assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. For example, the acquisition and/or holding of shares of our common stock by an ERISA Plan with respect to which the selling stockholder is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that potentially may apply to the acquisition and holding of shares of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions; provided that neither the selling stockholder, of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring or holding shares of our common stock in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that any of the above-noted exemptions, or any other exemption, will apply to all otherwise prohibited transactions in connection with an investment in shares of our common stock, or that all of the conditions of the above-described exemptions, or any other exemption will be satisfied.

        Because of the foregoing, shares of our common stock should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of shares of our common stock, each purchaser and subsequent transferee of shares of our common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to invest in shares of our common stock constitutes assets of any Plan or (ii) (a) the investment in shares of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws, and (b) neither we, the selling stockholder, nor the underwriter or any of our or their affiliates is or will be a fiduciary of the Plan with respect to the Plan's exercise in shares of our common stock for purposes of Title I of ERISA, Section 4975 of the Code or applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of shares of our common stock.

        The sale of shares of our common stock to a Plan is in no respect a representation or recommendation by us or the selling stockholder that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Purchasers of shares of our common stock have the exclusive responsibility for ensuring that their purchase and holding of shares of our common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

UNDERWRITING

        We, the selling stockholder and Morgan Stanley & Co. LLC have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, 6,000,000 shares of common stock.

        The underwriter is committed to purchase all the shares of common stock being offered, if any are taken, other than the option shares described below.

        Certain officers and directors may purchase shares of our common stock in this offering, directly from the underwriter.

        The underwriter proposes to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.15 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

        The underwriter has an option to purchase from time to time from the selling stockholder up to 900,000 additional shares of common stock. The underwriter has 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to the selling stockholder per share of common stock.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter assuming both no exercise and full exercise of the underwriter's option to purchase additional shares.

	Without option exercise	With full option exercise
Per Share	$0.25	$0.25

Total	$1,500,000	$1,725,000

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

        A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of Morgan Stanley & Co. LLC for a period of 60 days after the date of this prospectus supplement. The foregoing restrictions do not apply to:

  •
  the sale of shares of common stock to the underwriter;

  •
  any shares of our common stock issued upon the exercise or vesting of options and awards granted under our stock-based compensation plans; or

  •
  certain other exemptions.

        In addition, our directors, named executive officers (with the exception of one person owning approximately 6,500 shares) and the selling stockholder have entered into lock up agreements with Morgan Stanley & Co. LLC prior to the commencement of this offering pursuant to which we and each of these persons or entities, for a period of 60 days after the date of this prospectus supplement, may not, subject to certain specified exemptions, without the prior written consent of Morgan Stanley & Co. LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members or stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clauses (i) and (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing restrictions do not apply to:

  •
  pledges of our common stock in existence prior to the date of the lock up agreements in a bona fide transaction to secure loans with financial institutions or sales or transfers by any pledgee of such common stock in accordance with the terms thereof; or

  •
  certain other exemptions.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

        Our common stock is listed on the NYSE under the symbol "FBC."

        In connection with this offering, the underwriter may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriter's option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the underwriter's option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering.

To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

        The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

        In addition, in connection with this offering the underwriter (and selling group members) may engage in passive market making transactions in our common stock on the NYSE prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NYSE no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

        Other than in the United States, no action has been taken by us, the selling stockholder or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

        The underwriter and its affiliates have provided in the past to the selling stockholder, us and certain of our and the selling stockholder's affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services in the ordinary course of its business, for which it has received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for its own account or the account of customers, and hold on behalf of itself or its customers, long or short positions in our debt or equity securities or loans or related derivative instruments, and may do so in the future.

        Pursuant to investment agreements we entered into with MP Thrift in connection with its investment in the Company, we granted MP Thrift and certain other holders rights to require us to register shares of our common stock for resale under the Securities Act. Under the agreements, we agreed to pay certain expenses and indemnify holders against certain liabilities.

Selling Restrictions

Canada

        The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National

Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws in Canada.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom

        In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Regulation (as defined below)) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") or (ii) who are high net worth entities falling within Article 49(2) (a) to (d) of the Order or (iii) who are persons to whom it would otherwise be lawful to communicate them (all such persons together being referred to as "relevant persons").

        Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. No offer to the public of securities is being made in the United Kingdom within the meaning of the Financial Services and Markets Act 2000, as amended.

European Economic Area and the United Kingdom

        In relation to each Member State of the European Economic Area and the United Kingdom (each, a "Relevant State"), no offer of securities may be made to the public in that Relevant State, except that an offer to the public in that Relevant State of any securities may be made at any time under the following exemptions under the Prospectus Regulation:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

  (c)
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities referred to in (a) to (c) above shall result in a requirement for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        Each person located in a Relevant State to whom any offer of securities is made or who receives any communication in respect of any offer of securities, or who initially acquires any securities will be deemed to have represented, warranted, acknowledged and agreed to and with the underwriter and the Company that (1) it is a "qualified investor" within the meaning of Article 2(e) of the Prospectus Regulation; and (2) in the case of any securities acquired by it as a financial intermediary as that term is used in Article 1(4)

of the Prospectus Regulation, the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or where securities have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Regulation as having been made to such persons.

        The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

        This prospectus supplement has been prepared on the basis that any offer of securities in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in that Relevant State of securities which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer.

        For the purposes of this prospectus supplement, the expression an "offer of securities to the public" in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129, as amended.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC the registration statement on Form S-3, relating to our common stock. This prospectus supplement is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document.

        We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with these requirements, we file periodic and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC's website at www.sec.gov.

        In addition, you may obtain these materials free of charge through our website at www.flagstar.com. The information found on, or otherwise accessible through, our corporate website or any other website we may maintain is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that Flagstar can disclose important information to you by referring to those documents, and later information that Flagstar files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus supplement. Flagstar hereby incorporates by reference the following documents:

(1)	Our 2019 Annual Report filed with the SEC on February 28, 2020;
(2)	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2020, that are incorporated by reference into Part III of our 2019 Annual Report;
(3)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, filed with the SEC on May 11, 2020 and August 10, 2020, respectively;
(4)	Our Current Reports on Form 8-K filed with the SEC on June 5, 2020 and July 14, 2020;
(5)
The description of our common stock contained in our Registration Statement on Form S-3 filed on November 3, 2009 (File No. 333-162823), including any amendments or reports filed for the purpose of updating such description; and
(6)
All filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (except for information in those filings that is "furnished" to, rather than "filed" with, the SEC, such as information furnished pursuant to Items 2.02 or 7.01 of Form 8-K) until all the shares of the common stock to which this prospectus supplement relates are sold or the offering otherwise terminates.

        We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference herein). Requests should be directed to Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098, Attention: Investor Relations, telephone number (248) 312-2000. You may also obtain copies of this information by visiting our website at www.flagstar.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus supplement or the accompanying prospectus.

 VALIDITY OF COMMON STOCK

        The validity of the securities offered hereby and certain legal matters will be passed upon for Flagstar by Warner Norcross + Judd LLP, Grand Rapids, Michigan. Certain legal matters in connection with the offering of the securities offered hereby will be passed upon for Flagstar by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the securities offered hereby will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Purchase Contracts
Units
Guarantees

The securities listed above may be offered and sold by us from time to time. In addition, the selling stockholders identified in this prospectus or in a supplement to this prospectus may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any proceeds from the sale of shares of our common stock to be offered by the selling stockholders.

Our common stock is listed on the New York Stock Exchange and trades under the symbol "FBC".

This prospectus provides you with a general description of the securities that we or the selling stockholders may offer. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement that contains specific information about the offering and the specific amounts, prices and terms of the securities being offered. The specific manner in which shares of common stock may be offered by the selling stockholders will be described in a supplement to this prospectus, if required. Each prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, before deciding to invest you should carefully read this prospectus with the applicable supplement, which together provide the specific terms of the securities we or the selling stockholders are offering.

The securities offered hereby may be sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters, dealers or agents and a description of their compensation will be provided in the applicable prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors incorporated herein by reference and described under the heading "Risk Factors" beginning on page 3 of this prospectus before making a decision to invest in our securities.

The securities offered hereby are not or will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2018.

ABOUT THIS PROSPECTUS

        References in this prospectus to "Flagstar", "we", "us" and "our" are to Flagstar Bancorp, Inc. and its subsidiaries. All references to the "selling stockholders" refer to MP Thrift Investments L.P., a Delaware limited partnership, and any selling stockholder identified in a supplement to this prospectus.

        This prospectus is a part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission ("SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933 (the "Securities Act"). Under this shelf registration statement, we may offer and sell common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, units and guarantees in one or more offerings up to an indeterminate total dollar amount, and the selling stockholders may offer and sell an unspecified number of shares of common stock in one or more offerings.

        This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In addition, if the selling stockholders offer securities under this prospectus, a prospectus supplement, if required, will contain specific information about the terms of the offering and the selling stockholders. Each prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

FORWARD LOOKING STATEMENTS

        Certain statements in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We use the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "future," "intend," "may," "plan," "potential," "predict," "project," "will" and similar terms and phrases to identify forward-looking statements in this prospectus. In addition, Flagstar may make forward-looking statements in our other documents filed with or furnished to the SEC, and our management may make forward-looking statements orally to analysts, investors, representatives of the media, and others.

        Generally, forward-looking statements are not based on historical facts but instead represent management's beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, plan, estimate, may increase, may fluctuate, and similar expressions or future or conditional verbs such as will, should, would, and could. Such statements are based on management's current expectations and are subject to risks, uncertainties, and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included within each individual business' discussion and analysis of our results of operations and the risk factors listed and described in Part I, Item 1A. Risk Factors of our most recently filed Annual Report on Form 10-K.

        Other than as required by law, Flagstar does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

        We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information contained in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement.

        Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

        In addition, you may obtain these materials free of charge through our website at www.flagstar.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus and the applicable prospectus supplement the information we file with it under the Exchange Act, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and the applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

        We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC on or after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in such future filings and deemed not to have been filed in accordance with SEC rules), and before the termination of the offering of the securities under this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 12, 2018;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 7, 2018;

  •
  Our Current Reports on Form 8-K filed on March 26, 2018 and May 23, 2018;

  •
  Our Proxy Statement on Schedule 14A dated April 12, 2018, filed on April 12, 2018;

  •
  The description of our common stock contained in our Registration Statement on Form S-3 filed on November 3, 2009 (File No. 333-162823), including any amendments or reports filed for the purpose of updating such description.

        You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor the selling shareholders has authorized anyone else to provide you with additional or different information. These securities are only being offerred in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

        We will provide you, or any beneficial owner, a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or calling us at the following address:

Flagstar Bancorp, Inc.
Investor Relations
5151 Corporate Drive
Troy, Michigan 48098
Attention: David Urban
(248) 312-2000

FLAGSTAR BANCORP, INC.

        Flagstar Bancorp, Inc. is a savings and loan holding company founded in 1993. Our business is primarily conducted through our principal subsidiary, Flagstar Bank (the "Bank"), a federally chartered stock savings bank founded in 1987. We provide commercial, consumer and mortgage banking services. Our common stock is listed on the NYSE under the symbol "FBC."

RISK FACTORS

        An investment in Flagstar securities involves risks. Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, and in all other information appearing in this prospectus, the applicable prospectus supplement or incorporated by reference herin or therein. Material risks and uncertainties that management believes affect Flagstar will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties which we unaware of that could adversely affect our business, financial condition or results of operations. This prospectus is qualified in its entirety by these risk factors.

RATIO OF EARNINGS TO FIXED CHARGES

	For the Three Months ended March 31,	For the Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Income (loss) before income tax	$44	$211	$258	$240	$(103)	$(149)

Fixed charges:
Interest on short-term borrowings	$15	$36	$5	$1	$—	$—
Interest on long-term debt	14	49	43	25	9	102

Combined fixed charges, excluding interest on deposits	29	85	48	26	9	102
Interest on deposits	17	52	46	42	30	42

Combined fixed charges, including interest on deposits	$46	$137	$94	$68	$39	$144

Ratio of earnings to combined fixed charges:
Excluding interest on deposits(1)	2.52	3.48	6.38	10.23	N/A	N/A
Including interest on deposits(2)	1.96	2.54	3.74	4.53	N/A	N/A

(1)
Earnings were insufficient to cover fixed charges excluding deposits and preferred stock dividends by approximately $94 million and $47 million for the years ended December 31, 2014 and 2013, respectively.

(2)
Earnings were insufficient to cover fixed charges including deposits and preferred stock dividends by approximately $64 million and $5 million for the years ended December 31, 2014 and 2013, respectively.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities offered under this prospectus in the manner and for the purposes set forth in the applicable prospectus supplement. Unless otherwise set forth in an applicable prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include, without limitation, acquisitions, repayment or refinancing of debt or other corporate obligations, capital expenditures, working capital, and repurchases and redemptions of securities.

        We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

        MP Thrift Investments L.P. ("MP Thrift") and any selling stockholder identified in a supplement to this prospectus may sell shares of our common stock. As of the date of this prospectus, MP Thrift beneficially owns 35,600,352 shares of our common stock, or 62.1% of the outstanding shares. MP Thrift may offer all, some or none of its shares of common stock pursuant to this prospectus. In addition, MP Thrift may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date hereof.

        For purposes of this prospectus, the selling stockholders include partners, donees, pledgees, direct and indirect transferees or other successors-in-interest from time to time selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other non-sale transfer.

        We will pay the expenses incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales.

PLAN OF DISTRIBUTION

        We or any selling stockholder may offer and sell securities from time to time in one or more of the following ways:

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  to or through underwriters or dealers;

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  directly to one or more purchasers;

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  through agents;

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  through a combination of any such methods of sale; or

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  as otherwise described in the applicable prospectus supplement, if required.

        If we or any selling stockholder uses underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

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  in privately negotiated transactions;

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  in one or more transactions at a fixed price or prices, which may be changed from time to time;

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  in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

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  at prices related to those prevailing market prices; or

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  at negotiated prices

        We, any selling stockholder and the underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. The applicable prospectus supplement, if required, will set forth the terms and offering of securities, including:

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  the names of any underwriters, dealers or agents;

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  any agency fees or underwriting discounts or commissions and other items constituting agents' or underwriters' compensation;

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  any discounts or concessions allowed or reallowed or paid to dealers;

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  details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

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  the purchase price of the securities being offered and the proceeds we or the selling stockholders will receive from the sale;

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  the public offering price; and

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  the securities exchanges on which such securities may be listed, if any.

        We or any selling stockholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus, the applicable prospectus supplement including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or any selling stockholder or borrowed from us or any selling stockholder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or any selling stockholder in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

        We or any selling stockholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

        Underwriters, Agents and Dealers.    If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We or any selling stockholder may use underwriters with which we or any selling stockholder have a material relationship. We or any selling stockholder will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We or any selling stockholder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us or any selling stockholder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or any selling stockholder pays for solicitation of these contracts.

        Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us or any selling stockholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or any selling stockholder and the underwriters, dealers and agents.

        We or any selling stockholder may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, any selling stockholder or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us or any selling stockholder. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We and any selling stockholder make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading "Underwriting" in the applicable prospectus supplement.

        Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us or any selling stockholder for which they receive compensation.

        Direct Sales.    We or any selling stockholder may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We or any selling stockholder may sell securities upon the exercise of rights that we or any selling stockholder may issue to our security holders. We or any selling stockholder may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The selling stockholders and any underwriters, broker/dealers or agents participating in the distribution of securities covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

DESCRIPTION OF SECURITIES

        The securities offered hereby may be offered by use of this prospectus in one or more offerings. A prospectus supplement will be provided each time securities are offered, if necessary, which will describe the amounts, prices and detailed terms of the securities. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. To the extent the applicable prospectus supplement is inconsistent with this prospectus, the terms of that prospectus supplement will supersede the information in this prospectus. The terms of the offered securities may differ from the terms summarized below. Additionally, the descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions in the applicable prospectus supplement which define your rights as holders of the relevant securities.

Common Stock

        We or any selling stockholder may offer shares of our common stock, $0.01 par value. The applicable prospectus supplement, if required, will describe the aggregate number of shares offered, the offering price or prices of the shares and the identity of any selling stockholders, if any.

Preferred Stock and Depositary Shares

        We may issue shares of our no par value preferred stock in one or more series. In a prospectus supplement, we will describe: the specific designation; the aggregate number of shares offered; the dividend rate or manner of calculating the dividend rate; the dividend periods or manner of calculating the dividend periods; the ranking of the shares of the series with respect to dividends; liquidation and dissolution; the stated value of the shares of the series; the voting rights of the shares of the series, if any; whether and on what terms the shares of the series will be convertible or exchangeable; whether and on what terms we can redeem the shares of the series; whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share; whether we will list the preferred stock or depositary shares on a securities exchange; and any other specific terms of the series of preferred stock.

Debt Securities

        We may issue senior debt securities or subordinated debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement that describes: the ranking; whether senior or subordinated; the level of seniority or subordination (as applicable); the specific designation; the aggregate principal amount; the purchase price; the maturity, the redemption terms; the interest rate or manner of calculating the interest rate; the time of payment of interest, if any; the terms for any conversion or exchange; including the terms relating to the adjustment of any conversion or exchange mechanism; the nature of the property securing the indebtedness, if any; the covenants, if any, restricting our declaration of dividends, requiring the maintenance of any capital reserves or ratios, or restricting the incurrence of additional debt or issuance of additional securities; the events that constitute a default; the mechanism for modifying the debt securities; the name of the trustee and a description of our relationship with the trustee; and the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Warrants

        We may issue warrants to purchase our debt securities, shares of our preferred stock, shares of our common stock or units. In a prospectus supplement, we will describe the exercise price and any mechanism(s) for adjustments to the exercise price; whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value; the amount of securities called for by such warrants; the amount of warrants then outstanding; and other specific terms of the warrants.

Purchase Contracts

        We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depository shares, or common stock. In a prospectus supplement, we will describe the material terms of the purchase contract and the securities to which the purchase contract pertains.

Units

        We may issue, in one more series, units comprised of one or more of the other securities described in this prospectus in any combination. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Guarantees

        We may issue guarantees of indebtedness issued by one or more of our subsidiaries. In a prospectus supplement, we will describe the material terms of the guarantees and the nature of any guaranteed obligations.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for Flagstar by Warner Norcross + Judd LLP. Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering of the securities offered hereby will be passed upon for Flagstar by Sullivan & Cromwell LLP, New York, New York. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to Flagstar Bancorp, Inc.'s Current Report on Form 8-K dated June 1, 2018 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Flagstar Bancorp, Inc. for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

6,000,000 Shares

Common Stock

Prospectus Supplement

Morgan Stanley

August 10, 2020